THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT by and between Wild Oats Markets, Inc. (the "Company") and Perry D. Odak (the "Executive") is dated August 12, 2002.

RECITALS

A. The Executive and the Company entered into an Employment Agreement dated March 6, 2001 (the "Employment Agreement");

B. Under Section 4(d) of the Employment Agreement, in the event of the issuance by the Company of additional securities as part of a capital raising transaction (the "Issuance") during the 270 days following the date of the Employment Agreement, the Company shall automatically grant to the Executive on the date of the Issuance (provided he has become an employee and remained in the continuous employment of the Company), options to acquire such additional number of shares of common stock sufficient to maintain the Executive's percentage interest as of such date (if such options were exercised) at five percent (5%) of the sum of (i) the number of shares of common stock outstanding (on a fully diluted basis) upon the date of the Executive's purchase (after taking into account the shares sold to the Executive) plus (ii) the number of shares issued pursuant to such capital raising transaction plus the number of shares subject to such options; provided, however, that the Executive shall not be granted options to acquire more than 300,000 shares in the aggregate pursuant to this provision;

C. In May 2002, the Company's Board of Directors agreed to amend the Employment Agreement to extend through December 2002 the period during which the Issuance will entitle Mr. Odak to receive up to 300,000 stock options exercisable for the Company's common stock, to allow Mr. Odak to maintain his 5% equity ownership in the Company; and

D. The Executive and the Company desire to provide for the grant of options to other officers of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Third Amendment to Employment Agreement, the parties hereby agree:

1. Amendment to Section 4(d) - Stock Options. The first sentence is deleted and replaced with the following:

"If, by reason of the issuance by the Company of additional shares of Stock pursuant to a capital raising transaction at any time or times prior to January 1, 2003, the number of Shares purchased by the Executive pursuant to the Purchase Agreement represents less than five percent (5%) of the sum of (i) the number of shares of Stock outstanding (on a fully diluted basis) upon the date of the Executive's purchase (after taking into account the shares sold to the Executive) plus (ii) the number of shares issued pursuant to such capital raising transaction, the Company shall automatically grant to the Executive, on the date of issuance of the Stock in the capital raising transaction (provided he has become an employee and remained in the continuous employment of the Company), options to acquire such additional number of shares of Stock sufficient to maintain the Executive's percentage interest as of such date (if such options were exercised) at five percent (5%) of the sum of (i) and (ii) plus the number of shares subject to such options; provided, however, that the Executive shall not be granted options to acquire more than 300,000 shares in the aggregate pursuant to this provision."

2. The following sentence is added at the end of Section 4(d) of the Employment Agreement:

"Notwithstanding anything in this Section 4(d) to the contrary, the Company shall be deemed to have satisfied its obligations under this Section 4(d) with respect to the number of options represented by the Antidilution Options, as defined below (but in no event with respect to options to purchase more than 70,000 Shares), if the Company satisfies each of the conditions set forth below:

(1) the Company grants, to employees of the Company (other than the Executive), options (the "Employee Options") to acquire shares of Stock on the same date it would have been required to grant options to the Executive under this Section 4(d) but for the application of this sentence;

(2) the Employee Options (a) have an exercise price equal to the fair market value of a share of Stock as of the date of grant (as determined under the Company's 1996 Equity Incentive Plan (the "Incentive Plan")), (b) have a term of 10 years, (c) become vested and exercisable over four (4) years at the rate of 2.0833% per month following the date of grant provided the optionee has remained in the continuous employee of the Company and subject to acceleration under the same conditions that apply to the vesting of the Restricted Shares, (d) terminate upon the optionee's termination of employment for any reason, except that any Employee Options that are vested and exercisable upon the optionee's termination of employment shall terminate six (6) months following the optionee's termination of employment as a result of the optionee's disability, twelve (12) months following the optionee's termination of employment by reason of death and thirty (30) days (but in no event later than the remaining term of the Employee Option) following the optionee's termination of employment for any other reason other than cause, as such is defined in the Incentive Plan and attachments thereto, in which event the Employee Options shall terminate upon termination of employment and (e) are otherwise subject to the terms of the Incentive Plan;

(3) the Company grants to the Executive options (the "Antidilution Options") to purchase one half (1/2) of the number of Shares subject to the Employee Options; and

(4) the terms of the Antidilution Options comply with the provisions of this Section 4(d), determined without regard to this sentence, except that (a) the Antidilution Options become exercisable on the date on which they otherwise would have become exercisable in accordance with this Section 4(d); provided that the number of Antidilution Options that have become exercisable may not exceed one half (1/2) of the number of Employee Options that have expired or been forfeited, in either case, without having been exercised and (b) the Antidilution Options expire on the date on which they otherwise would have expired in accordance with this Section 4(d); provided that on each date on which one or more Employee Options are exercised a number of Antidilution Options equal to one-half (1/2) of the number of Employee Options so exercised shall immediately expire."

3. Confirmation. In all other respects, the terms of the Employment Agreement are hereby confirmed.

IN WITNESS WHEREOF, this Third Amendment to Employment Agreement has been executed by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.

THE EXECUTIVE	WILD OATS MARKETS, INC.
/s/ Perry D. Odak	By: Freya Brier
Perry D. Odak	Name: Freya Brier,
Title: V.P., Legal